Exhibit 99.1

Media Contacts:
Sean Reid
Cognos, 613-738-1338 ext. 3260
Rick McLaughlin
Lois Paul & Partners, 781-782-5752
Investor Relations:
John Lawlor
Cognos, 613-738-3503

COGNOS® STATEMENT ON ANDREW CAHILL

OTTAWA, ON and BURLINGTON, MA, October 6, 2004 – The U.S. Justice Department announced today that Andrew Cahill, currently Cognos senior vice president of operations for the Americas, has been indicted in connection with events at Peregrine Systems that resulted in financial restatements for the period April 1999 through the end of December 2001. Mr. Cahill was employed as a senior executive at Peregrine before joining Cognos in May 2004.

Cognos (Nasdaq: COGN; TSX: CSN) is monitoring developments in this matter and has reassigned Mr. Cahill to other duties within the organization. In the interim, Tony Sirianni, Cognos senior vice president of worldwide operations, will assume Mr. Cahill’s duties.

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About Cognos:

Cognos, the world leader in enterprise business intelligence and corporate performance management, delivers software that helps companies drive, monitor and understand corporate performance.

Cognos delivers the next level of competitive advantage – Corporate Performance Management (CPM) – achieved through the strategic application of BI on an enterprise scale. Our integrated CPM solution helps customers drive performance through planning; monitor performance through scorecarding; and understand performance through business intelligence.

Cognos serves more than 22,000 customers in over 135 countries. Cognos enterprise business intelligence and performance management solutions and services are also available from more than 3,000 worldwide partners and resellers. For more information, visit the Cognos Web site at http://www.cognos.com.

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Cognos and the Cognos logo are trademarks or registered trademarks of Cognos Incorporated in the United States and/or other countries. All other names are trademarks or registered trademarks of their respective companies.

Note to Editors: Copies of previous Cognos press releases and Corporate and product information are available on the Cognos Web site at www.cognos.com and at PR Newswire’s site at www.prnewswire.com.

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